Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 3, 2006, relating to the consolidated financial statements and financial statement schedule of US LEC Corp. and subsidiaries as of December 31, 2005 and 2004 and for each of the three years ended December 31, 2005, appearing in Registration Statement No. 333-138594 on Form S-4 of PAETEC Holding Corp. and appearing in the Annual Report on Form 10-K of US LEC Corp.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

March 5, 2007